UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2016 (January 26, 2016)

STEWART INFORMATION SERVICES

CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-02658	74-1677330
(State or other jurisdiction or incorporation or organization)	Commission File Number:	(I.R.S. Employer Identification No.)

1980 Post Oak Blvd., Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): 713-625-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 26, 2016, Stewart Information Services Corporation, a Delaware corporation (the “Company”), entered into an Exchange Agreement (the “Agreement”) with Malcolm S. Morris, Matthew William Morris, Stewart Morris, Jr., Morris Children Heritage Trust and Stewart Security Capital L.P., which collectively constitute all of the holders (the “Holders”) of the Company’s Class B common stock, par value $1.00 per share (the “Class B Common Stock”), relating to the exchange of the Class B Common Stock for the Company’s common stock, par value $1.00 per share (the “Common Stock”) and cash, pursuant to which the dual class capital structure of the Company would be eliminated. The following is a summary of the terms of the Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

The Agreement provides that, at the closing date, following the satisfaction of the conditions thereto, the Holders will exchange 1,050,012 shares of Class B Common Stock for 1,050,012 shares of Common Stock plus $12,000,000 in cash in the aggregate (which, on a pro rata basis, equates to $11.43 per share of Class B Common Stock), in accordance with the terms of the Agreement.

Pursuant to the Agreement, the Company agreed to (i) submit for a stockholder vote, at the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”) and in accordance with the New York Stock Exchange (“NYSE”) rules, the proposed exchange of the Class B Common Stock (the “Proposal”); (ii) file a listing application with the NYSE, as promptly as practicable after signing the Agreement, to list the Common Stock on the NYSE; (iii) submit for a vote of stockholders at the 2016 Annual Meeting one or more proposals approving amendment(s) to the Company’s Amended and Restated Certificate of Incorporation (the “Charter Amendment”); and (iv) submit for a vote of stockholders at the 2016 Annual Meeting an amendment to Section 3.7 of the Company’s Second Amended and Restated By-laws (the “By-laws”), eliminating the requirement that any action of the Board of Directors of the Company (the “Board”) be approved by six (6) of the nine (9) directors (the “By-law Proposal”). The By-law Proposal will revise Section 3.7 of the By-laws such that an action of the Board must be approved by a majority vote of a quorum of the Board. The Charter Amendment provides for (i) eliminating stockholders’ ability to act by written consent and permitting 25% of stockholders to call special meetings of stockholders, (ii) eliminating the requirement that the Board size be set at nine and allowing the Board size to be set by the Board and (iii) certain other conforming changes to reflect that the Class B Common Stock will no longer be outstanding. The Company will recommend and solicit proxies for the Proposal, the By-law Proposal and the Charter Amendment at the 2016 Annual Meeting in the same manner as for the other proposals recommended by the Board and submitted for a stockholder vote at the 2016 Annual Meeting.

Pursuant to the Agreement, the Board agreed to (i) nominate Malcolm Morris, Vice Chairman of the Company’s Board, and Stewart Morris, Jr., Vice Chairman of the Company’s Board, to stand for election as directors at the Company’s 2017 annual meeting of stockholders and 2018 annual meeting of stockholders, respectively; and (ii) appoint Malcolm Morris and Stewart Morris, Jr. to serve as Vice Chairmen of the Board, conditioned upon the election of Malcolm Morris and/or Stewart Morris, Jr., at the 2017 annual meeting of stockholders or 2018 annual meeting of stockholders, respectively. If either of Messrs. Morris or Morris, Jr. decline to stand for election as directors at the 2017 annual meeting of stockholders or 2018 annual meeting of stockholders, respectively, then the Board agreed to nominate Matthew W. Morris to stand for election as director at such annual meeting. In addition, following the closing date of the Agreement, the Board agreed to take all actions necessary to approve an amendment of the By-laws, eliminating the rights and powers of the Holders of Class B Common Stock, provided, however, that the elimination of the By-law requiring six (6) of the nine (9) directors to take Board action is conditioned on stockholder approval of the By-law Proposal; and provided, further, that the amendment to the By-law relating to the size of the Board is conditioned on stockholder approval of the Charter Amendment eliminating the requirement that the Board size be set at nine (9) directors; and provided, further, that the amendments of the By-laws relating to special meetings of stockholders and action by written consent of stockholders is conditioned on stockholder approval of the Charter Amendments relating to the elimination of stockholders’ ability to act by written consent and the ability of twenty-five percent (25%) of stockholders to call a special meeting.

Pursuant to the Agreement, the Holders agreed to (i) nominate Thomas G. Apel, Frank Keating, Malcolm S. Morris and Stewart Morris, Jr. (collectively, the “Class B Nominees”) for election as directors at the 2016 Annual Meeting, with Mr. Apel as Chairman of the Board; (ii) continue to have the right to vote all of the Class B Common Stock held as of the date of the Agreement through the record date for the Company’s 2016 Annual Meeting; and (iii) appear in person or by proxy at the 2016 Annual Meeting and vote all Class B Common Stock beneficially owned by the Holders at the 2016 Annual Meeting (A) in favor of the Proposal, (B) in favor of the By-law Proposal, (C) in favor of the Class B Nominees for election as directors and (D) in favor of one or more proposals approving the substance of the Charter Amendment.

In addition, promptly after signing the Agreement and prior to the closing of the Agreement, the Company and the Holders agreed to execute a customary piggyback registration rights agreement, pursuant to which the Company will agree to offer to register the shares of Common Stock issued to the Holders in the event that the Company proposes to register any shares of its Common Stock under the Securities Act of 1933, as amended. The Company agreed to pay all expenses of the Holders in the event of such a registration.

The closing of the Agreement is subject to conditions including, among others, the exchange of all Class B Common Stock for Common Stock and cash, the approval of the Proposal by the Company’s stockholders at the 2016 Annual Meeting, the approval by the NYSE of the listing of the Common Stock, the accuracy of the representations and warranties of the Company and each of the Holders (subject to specified materiality standards), that no injunction has been issued that would prevent the consummation of the transactions contemplated by the Agreement and the material compliance by the Company and the Holders with their respective obligations under the Agreement. The Agreement also contains customary representations and warranties by the Company and the Holders regarding their authority to enter into the Agreement and the private placement nature of the exchange of the Class B Common Stock for Common Stock. In connection with the transaction, the Company will also be obtaining regulatory approval.

The Company has agreed to reimburse the Holders for all documented, reasonable, out-of-pocket expenses incurred by the Holders in connection with the negotiation and consummation of the transactions contemplated by the Agreement up to a maximum aggregate amount of $150,000.

A copy of the press release issued by the Company in connection with its entry into the Agreement is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit: No.	Description

10.1	Exchange Agreement, dated as of January 26, 2016, by and among Stewart Information Services Corporation and the holders of the Class B common stock, par value $1.00 per share, of the Company

99.1	Press Release, dated January 27, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2016	STEWART INFORMATION SERVICES CORPORATION

	By:	/s/ J. Allen Berryman

	Name:	J. Allen Berryman

	Title:	Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit: No.	Description

10.1	Exchange Agreement, dated as of January 26, 2016, by and among Stewart Information Services Corporation and the holders of the Class B common stock, par value $1.00 per share, of the Company

99.1	Press Release, dated January 27, 2016

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